Exhibit 99 (a)

Contact:	Office of Investor Relations

e-Mail:	InvestorRelations@SafetyInsurance.com
Telephone:	877-951-2522

SAFETY ANNOUNCES FOURTH QUARTER 2003 RESULTS

Boston, Massachusetts, March 9, 2004.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported fourth quarter 2003 results.  Net income available to common shareholders for the fourth quarter of 2003 was $5.7 million, or $0.37 per diluted share, compared to $1.1 million, or $0.12 per diluted share, for the comparable 2002 period.  Net income available to common shareholders for the year ended 2003 was $28.5 million, or $1.86 per diluted share, compared to $9.2 million, or $1.38 per diluted share, for the comparable 2002 period.  Safety’s book value per share was $17.56 at December 31, 2003 after paying $0.34 per share in dividends to investors, compared to $16.07 at December 31, 2002 when no dividends were paid, based on 15,259,991 shares of common stock outstanding at the end of each period.

Direct written premiums for the fourth quarter of 2003 increased by $11.7 million, or 10.9%, to $118.7 million from $107.0 million for the comparable 2002 period.  Direct written premiums for the year ended 2003 increased by $54.9 million, or 10.6%, to $571.5 million from $516.6 million for the comparable 2002 period. The 2003 increase occurred primarily in our personal automobile line which experienced a 6.9% increase in average written premium and a 2.8% increase in written exposures. In addition, we increased our commercial automobile line average rates by 7.1% effective December 16, 2002 and had a 6.9% increase in written exposures, while we increased our homeowners line average rates by 9.3% effective February 19, 2003 which was partly offset by a 2.4% decrease in written exposures.

Net written premiums for the fourth quarter of 2003 increased by $9.5 million, or 8.8%, to $116.9 million from $107.4 million for the comparable 2002 period.  Net written premiums for the year ended 2003 increased by $49.4 million, or 9.5%, to $567.0 million from $517.6 million for the comparable 2002 period.  This was primarily due to an increase in direct written premiums, partly offset by an increase in premiums ceded to Commonwealth Automobile Reinsurers (“CAR”).

Net earned premiums for the fourth quarter of 2003 increased by $13.6 million, or 10.8%, to $139.1 million from $125.5 million for the comparable 2002 period.  Net earned premiums for the year ended 2003 increased by $50.9 million, or 10.4%, to $540.2 million from $489.3 million for the comparable 2002 period.  This was primarily due to increased rates on personal automobile, commercial automobile and homeowners product lines.

Investment income for the fourth quarter of 2003 was consistent with the fourth quarter of 2002 at $6.4 million.  Investment income for the years ended 2003 and 2002 remained constant at $26.1 million.  Average cash and investment securities (at amortized cost) increased by $79.0 million or 14.1% to $638.9 million for the year ended 2003 from $559.9 million for the year ended 2002.  Offsetting the effect of this increase was a decrease in net effective yield on our investment portfolio to 4.1% from 4.7% during the year ended 2003 due to declining interest rates, as well as a change in management’s investment strategy to shorten the portfolio duration, shift to higher rated securities, and increase tax-exempt holdings.  Our duration decreased to 4.2 years at December 31, 2003 from 5.0 years at December 31, 2002.

Net realized gains on investments for the fourth quarter of 2003 decreased to $0.2 million from $0.7 million for the comparable 2002 period.  Net realized gains (losses) on investments for the year ended 2003 increased to a $10.1 million gain from a $(0.3) million loss for the comparable 2002 period.  These increases were primarily due to the sale of certain securities related to our current investment strategy to shorten portfolio duration as protection against future increases in interest rates.

GAAP loss, expense and combined ratios for the fourth quarter of 2003 were 78.4%, 23.0% and 101.4% compared to 78.4%, 25.0% and 103.4% for the comparable 2002 period.  GAAP loss, expense and combined ratios for the year ended 2003, were 77.9%, 24.2% and 102.1% compared to 76.7%, 26.3% and 103.0% for the comparable 2002 period.  Our fourth quarter 2003 combined ratio decreased by 2.0% from the comparable 2002 period due to expense reductions.  Our year ended 2003 combined ratio decreased by 0.9% from the comparable 2002 period, primarily as a result of a 2.1% decrease in the expense ratio due to an increase in earned premiums coupled with ongoing cost control programs, employee productivity improvements through the use of technology and reduced expenses assumed from CAR.  Partly offsetting the decrease was a 1.2% increase in the loss ratio due to the impact of increased claim frequency and severity from unusually harsh winter conditions in Massachusetts during the first quarter of 2003 on our homeowners line of business.

Interest expense for the fourth quarter of 2003 decreased by $1.0 million to $0.2 million from $1.2 million for the comparable 2002 period.  Interest expense for the year ended 2003 decreased by $6.7 million to $0.6 million from $7.3 million for the comparable 2002 period.  Interest expense for the 2002 period was related to old debt facilities that were extinguished concurrent with Safety’s IPO on November 27, 2002.  Primarily as a result of the IPO, Safety significantly reduced debt outstanding to $20.0 million at December 31, 2003 from $96.5 million at November 26, 2002.

On February 24, 2004, the Board of Directors approved and declared a $0.10 per share quarterly cash dividend on its issued and outstanding common stock, which will be paid on March 15, 2004, to shareholders of record at the close of business on March 1, 2004.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company and Safety Indemnity Insurance Company, which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, SEC Filings and investor information are available under “About Safety”, “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety expects to file its December 31, 2003 Form 10-K no later than March 15, 2004 and urges shareholders to refer to that document for more complete information concerning Safety’s financial results.

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Safety’s control, which could cause actual results to differ materially from such statements.  Important factors that could cause the actual results to differ include, but are not necessarily limited to, our concentration of business in Massachusetts personal lines insurance; our dependence on principal employees; our exposure to claims related to severe weather conditions; and rating agency policies and practices.  For a more detailed description of these uncertainties and other factors, please see Safety’s filings with the U.S. Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made, and Safety assumes no obligation to update or revise any of them in light of new information, future events or otherwise.

Safety Insurance Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	December 31, 2003	December 31, 2002
Assets
Investment securities available for sale:
Fixed Maturities, at fair value (amortized cost: $654,175 and $581,854)	$673,636	$603,886
Cash and cash equivalents	26,284	34,777
Accounts receivable, net of allowance for doubtful accounts	134,145	122,005
Accrued investment income	7,224	6,812
Taxes receivable	1,484	1,546
Receivable from reinsurers related to paid loss and loss adjustment expenses	47,503	40,886
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	73,539	66,661
Prepaid reinsurance premiums	33,474	30,967
Deferred policy acquisition costs	40,177	36,992
Deferred income taxes	8,692	6,245
Equity and deposits in pools	26,989	24,983
Other assets	3,149	2,836
Total assets	$1,076,296	$978,596

Liabilities
Loss and loss adjustment expense reserves	$383,551	$333,297
Unearned premium reserves	301,227	271,998
Accounts payable and accrued liabilities	38,159	33,222
Outstanding claims drafts	20,045	19,391
Payable for securities	—	18,814
Payable to reinsurers	45,338	36,666
Debt	19,956	19,956
Total liabilities	808,276	733,344

Commitments and contingencies Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; and 15,259,991 outstanding	153	153
Additional paid-in capital	111,074	110,632
Accumulated other comprehensive income, net of taxes	12,650	14,321
Promissory notes receivable from management	(34)	(737)
Retained earnings	144,177	120,883
Total shareholders’ equity	268,020	245,252
Total liabilities and shareholders’ equity	$1,076,296	$978,596

Safety Insurance Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(Dollars in thousands, except per share and share data)

	Quarter Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
	(Unaudited)

Net earned premiums	$139,065	$125,493	$540,248	$489,256
Investment income	6,353	6,423	26,086	26,142
Net realized gains (losses) on sales of investments	221	691	10,051	(277)
Finance and other service income	3,716	3,558	15,409	14,168
Total income	149,355	136,165	591,794	529,289
Losses and loss adjustment expenses	108,977	98,417	420,969	375,178
Underwriting, operating and related expenses	32,009	31,322	130,636	128,866
Other expenses	—	6,250	—	6,250
Interest expenses	150	1,179	646	7,254
Total expenses	141,136	137,168	552,251	517,548
Income (loss) before income taxes	8,219	(1,003)	39,543	11,741
Income tax expense (benefit)	2,478	(2,275)	11,061	1,280
Net income	$5,741	$1,272	$28,482	$10,461
Dividends on mandatorily redeemable preferred stock	—	(211)	—	(1,219)
Net income available to common shareholders	$5,741	$1,061	$28,482	$9,242

Earnings (loss) per common share:
Net income available to common shareholders
Basic	$0.38	$0.12	$1.87	$1.44
Diluted	$0.37	$0.12	$1.86	$1.38

Cash dividends paid per common share	$0.10	$—	$0.34	$—

Weighted average number of common shares outstanding
Basic	15,259,991	9,146,856	15,259,991	6,433,786
Diluted	15,385,024	9,158,391	15,340,047	6,699,338